News Release
Contact information:
John Jordan
Senior Director, Corporate Communications
781-373-6452

ALTUS PHARMACEUTICALS REALIGNS PRODUCT DEVELOPMENT PRIORITIES AND FOCUSES ON LONG-ACTING
GROWTH HORMONE CANDIDATE ALTU-238

WALTHAM, Mass. – January 26, 2009 - Altus Pharmaceuticals Inc. (NASDAQ: ALTU) announced a strategic realignment of product development priorities to focus on the advancement of the Company’s breakthrough, long-acting, recombinant human growth hormone candidate, ALTU-238, as a once-per-week treatment for adult and pediatric patients with growth hormone deficiency. To conserve capital resources, Altus will discontinue its Trizytek program activities. This discontinuation will result in the transfer of certain Trizytek intellectual property rights and regulatory filings to Cystic Fibrosis Foundation Therapeutics, Inc. (CFFT), the nonprofit affiliate of the Cystic Fibrosis Foundation, in accordance with Altus’ 2001 agreement with CFFT. In addition, Altus is evaluating the feasibility of moving forward its early-stage clinical and pre-clinical programs and will make future decisions on these programs depending upon the availability of resources.

As a result of this realignment, Altus will implement a workforce reduction of approximately 75%, primarily in functions related to the Trizytek program as well as certain general and administrative positions. In connection with the restructuring, Chief Medical Officer, Burkhard Blank, M.D.; Chief Financial Officer, Jonathan Lieber; and, Vice President, Business Development, John M. Sorvillo, Ph.D., will be leaving the Company. Employees affected by the reduction will be offered severance benefits. Following the staff reductions, Altus will have approximately 35 employees at its headquarters in Waltham, MA.

“In this time of global economic uncertainty and limited cash resources, we were faced with the difficult decision of realigning our operations to support a single clinical development program. We believe that ALTU-238 represents a very promising opportunity to make a major impact on the multi-billion dollar market for growth hormone replacement products. As a mid-stage program with a relatively straight-forward path toward regulatory approval, narrowing our focus on ALTU-238 will enable Altus to preserve capital, minimize clinical and regulatory risk, and build value for our shareholders,” stated Dr. Georges Gemayel, President and Chief Executive Officer of Altus Pharmaceuticals. “I would like to express my sincere gratitude to our affected employees for their many contributions to the Company, and we will do our best to ease their transitions. I would also like to thank the many patients and their families who have supported the development of Trizytek to this point through their participation in our clinical trials. We are hopeful that we will be able to transition the Trizytek program to Cystic Fibrosis Foundation Therapeutics, which has provided such substantial support and funding for the development of this novel therapy.”

Altus expects that these personnel and operating decisions will reduce current annualized operating expenses by approximately 65% and should extend the Company’s cash runway to approximately the end of 2009. The Company expects to record a restructuring charge of approximately $4.0 million in the first quarter of 2009, primarily representing cash payments for severance expenses, the majority of which will be paid out over the course of 2009. The Company may incur further charges, which may be significant, due to events related to the discontinuation of the Trizytek program, including the settlement of various contractual obligations and facilities-related costs. Additional financial guidance will be provided when full 2008 financial results are announced in March 2009. Altus expects the majority of the realignment plan to be completed by the end of the first quarter 2009.

CFFT has asserted to the Company that Altus’ decision to discontinue the clinical development and planned regulatory filings for Trizytek places Altus in breach of the 2001 agreement between Altus and CFFT for the development of Trizytek. Altus expects that discontinuation of the Trizytek program will terminate the Company’s exclusive sublicense to Trizytek from CFFT in North America and that CFFT will gain exclusive control of the Trizytek program and related intellectual property rights in North America. Altus and CFFT are in discussions regarding the financial and operational terms of an agreement under which CFFT would obtain worldwide rights to Trizytek and assume funding responsibility for the ongoing Phase 3 long-term safety study for Trizytek.

Dr. Gemayel continued, “Going forward, Altus will be led by a focused and experienced team. Our day-to-day financial operations will be led by Thomas Phair, who will assume new responsibilities as Vice President, Treasurer and Principal Accounting and Financial Officer. Our development program for ALTU-238 will be led by our Vice President, Process Development & Engineering, Jill Porter; Vice President, Program Management, Philip Gotwals; and Vice President, Clinical Development and Medical Affairs, Kenneth Attie, M.D. Ken recently joined Altus after having served as a consultant for the ALTU-238 program and has a strong background in the successful development and commercialization of growth hormone products.”

ALTU-238 Program Update

ALTU-238 is being developed as a subcutaneously administered, long acting formulation of recombinant human growth hormone r(hGH) that employs Altus’ proprietary protein crystallization and formulation technology, for patients with growth hormone deficiencies. Unlike current r(hGH) therapies that are administered daily, ALTU-238 is being developed and tested to provide a once-per-week dosage formulation that can be administered through a fine gauge needle. Altus has successfully completed a Phase 2 trial with ALTU-238 in adult subjects and recently completed a Phase 1c trial confirming the safety, pharmacokinetic and pharmacodynamic (PK/PD) profile of a single dose of ALTU-238 compared to seven daily injections of Nutropin AQ. Altus expects to initiate a Phase 2 trial for ALTU-238 in pediatric subjects during the first quarter of 2009.

Dr. Gemayel concluded, “The recombinant human growth hormone market is well defined with global sales exceeding $2.8 billion. The standard treatment for growth hormone deficiency typically requires multiple injections per week, a regimen that can be inconvenient, which may lead to poor patient compliance. We believe that the convenience of once-weekly administration of ALTU-238, if approved, could improve patient acceptance and compliance, and thereby effectiveness.”

Conference Call
The Company will host a conference call to discuss the results at 9:00 a.m. ET on January 26. The call may be joined via telephone by dialing (877) 741-4241 or (719) 325-4808 at least 5 minutes prior to the start of the call. The conference confirmation code is: 5994199. For 72 hours following the call, an audio replay can be accessed by dialing (888) 203-1112 or (719) 457-0820 and using the conference confirmation code 5994199.

A live audio webcast of the call will also be available on the “Investor Relations” section of the Company’s website, www.altus.com. An archived audio webcast will be available on the Altus website approximately two hours after the event and will be archived for 30 days.

About Altus Pharmaceuticals Inc.

Altus Pharmaceuticals, headquartered in Waltham, MA, is a biopharmaceutical company focused on the development and commercialization of oral and injectable protein therapeutics. The Company is listed on the Nasdaq Global Market under the symbol ALTU.

Safe Harbor Statement
Certain statements in this news release concerning Altus’ business are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, those relating to future development plans and the timing of any additional clinical studies for ALTU-238 and Altus’ other development candidates, the expected effect of such studies in establishing the value of ALTU-238 or any other development candidate, the amount of time that the Company’s existing cash resources will be available to fund operating expenses, the anticipated effects and expected costs of the strategic realignment, including the workforce reductions, discussions between CFFTI and Altus and the future of the Trizytek program. Any or all of the forward-looking statements in this press release may turn out to be wrong. They can be affected by inaccurate assumptions Altus might make or by known or unknown risks and uncertainties, including, but not limited to uncertainties as to the future success of ongoing and planned clinical trials and the unproven safety and efficacy of ALTU-238 and other products under development, and the inability to obtain additional funding needed for further research and development of ALTU-238 and Altus’ other development candidates. Consequently, no forward-looking statement can be guaranteed, and actual results may vary materially. There can be no assurance that Altus and CFFTI will reach agreement on financial or operational terms of an agreement providing for CFFTI to provide funding for the Trizytek program, and if CFFTI and Altus fail to reach such an agreement, Altus may have liability to CFFTI for breach of Altus’ obligations under the CFFTI Agreement. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in Altus’ reports to the Securities and Exchange Commission, including in Item 1A, “Risk Factors” and elsewhere in its Quarterly Report on Form 10-Q for the period ended September 30, 2008. However, Altus undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise.

Altus and the Altus logo are the registered trademarks of Altus Pharmaceuticals.

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